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                                 EXHIBIT 10.21


October 20, 1995

Mr. John N. A. Turley
13770 Moon Shadow Place
Chino Hills, CA 91709

Dear John:

This letter is intended to define the terms of the employment offer being proposed by Eagle Food Centers, Inc. Please review to assure it is consistent with prior discussions.

Title:             Vice President of Grocery

Duties: Position shall be responsible for sales, procurement, merchandising, gross profit, inventory and inventory turns covering all product commodities within the grocery operation. At company discretion, these functional alignments and responsibilities may be modified.

Salary:            $100,000 per year

Bonus: Participation in the Eagle bonus plan at the vice president's targeted norm of thirty percent (30%) of base salary which is in accordance with the plan design as approved by the Board of Directors. Payout or partial payout is contingent on company performance with final determination solely vested with the Board of Directors.

Interim            Eagle shall provide a one time payment of three thousand
Expenses:          dollars ($3,000) for use with respect to interim moving and temporary housing. Amount shall be grossed up to assure you the three thousand dollar ($3,000) payout.

Stock              Eagle will provide options based on the following criteria:
Options:           Award Level

                   (1) Effective on the one year anniversary of the start date,
                       15,000 shares @$2.50 per share
                   (2) Effective on the second year anniversary of the start
                       date, 15,000 shares @$3.50 per share
                   (3) Effective on the third year anniversary of the start
                       date, 15,000 shares @$4.50 per share
                   (4) Any change of ownership defined as the sale of more than fifty percent (50%) of common stock to an entity other than the public shall immediately vest said options regardless of accumulated length of service (5) Options must be exercised within ten (10) years of award thereof or once eligible, within thirty (30) days following termination of employment.

Relocation:        Eagle will provide reimbursement of all usual and customary real estate fees associated with the sale of your primary residence not to exceed seven percent (7%) of the purchase price. Packing and movement of household goods will be provided in accordance with company policy. Execution of the physical move





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                   should be completed within nine (9) months of your date of hire or the terms described above will become subject to renegotiation.

Vacation:          1996:  three (3) weeks
                   1997:  four (4) weeks

Benefits:          Enrollment in all company benefit plans shall coincide and be effective as of your start date (packet enclosed).

Separation:        If at any time during your employ with Eagle you are
                   terminated with or without cause, except for the conviction of a felony, plead on no lo contendre to a felony, failure to perform duties after receipt of appropriate warnings, or embezzlement, fraud, or theft of company property, you shall receive twelve (12) months of compensation based on your base salary at the time of separation. Health benefits will also be continued throughout this period; however, if you become eligible to participate in any other group plan within this continuation period, benefits as provided by Eagle will be terminated.

Hopefully, you will find this summary to be acceptable. Eagle offers a great challenge and the chance to participate in an exciting turnaround effort. It will be a pleasure working with you again and I look forward to building a successful company with you as a key member of the management team. Please give me a call so we can finalize. Thanks.

Cordially,



Dave Norton
Senior Vice President of Retailing





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